EXHIBIT 5

                                October 30, 1996

Offshore Energy Development Corporation
1400 Woodloch Forest Drive, Suite 200
The Woodlands, Texas 773080

Ladies and Gentlemen:

We have acted as counsel to Offshore Energy Development Corporation, a Delaware corporation (the "Company"), in connection with the proposed sale of 3,000,000 shares (the "Company Shares") of its Common Stock, par value $.01 per share (the "Common Stock"), for its account and 182,000 (659,300 if the over-allotment option granted to the underwriters is exercised in full) shares (the "Stockholder Shares") of Common Stock for the account of certain stockholders (the "Selling Stockholders").

A Registration Statement on Form S-1 (Registration No. 333-11269) (including all amendments thereto, the "Registration Statement") relating to the Company Shares and the Stockholder Shares has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

We have examined originals or copies of (1) the Registration Statement; (2) the Agreement and Plan of Reorganization dated August 30, 1996 by and among the Company, Offshore Energy Development Corporation, a Texas corporation, OEDC, Inc., a Texas corporation, Natural Gas Partners, L.P., a Delaware limited partnership, NGP-OEDC Holdings, L.P., a Texas limited partnership, David B. Strassner, Douglas H. Kiesewetter, R. Keith Anderson, Matthew T. Bradshaw, Taft and Nancy Bradshaw, R. Gamble Baldwin, David R. Albin, the Albin Income Trust, John S. Foster, Kenneth A. Hersh, Bruce B. Selkirk, III, John C. Goff, and Agnes Denise Darraugh (the "Reorganization Agreement"), pursuant to which the Stockholder Shares will be issued by the Company to the Selling Stockholders;
(4) the Certificate of Incorporation of the Company; (5) the Bylaws of the Company; (6) certain resolutions of the Board of Directors of the Company; (7) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied on certificates of officers of the Company as to certain matters of fact
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Offshore Energy Development Corporation
October 30, 1996
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relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.

We have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing, and subject to the limitations set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

        (1) The Company Shares have been duly authorized and, when issued against receipt of the consideration therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable; and

        (2) The Stockholder Shares have been duly authorized and, when issued pursuant to the Reorganization Agreement, will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the law of the State of Delaware and the relevant law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein, provided, however, that in giving such consent we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                Very truly yours,

                                Bracewell & Patterson, L.L.P.